Exhibit 10.1

Execution Version

IRREVOCABLE UNDERTAKING

To:	Atlantic Industries (the Offeror)
PO Box 309GT
Ugland House
South Church Street
George Town
Grand Cayman
Cayman Islands

From:	China Hui Yuan Juice Holdings Co., Ltd. (the Shareholder)
Scotia Centre
4th Floor
P.O. Box 2804
George Town
Grand Cayman
Cayman Islands

Mr. Zhu Xinli (the Guarantor)
c/o Beijing Huiyuan Beverage & Food Group Limited
Beixiaoying Town
Shunyi District
Beijing
People’s Republic of China

31 August 2008

Dear Sirs,

Offer for China Huiyuan Juice Group Limited (Huiyuan)

The Shareholder understands that an offer is to be made by or on behalf of the Offeror to acquire all the issued ordinary shares of Huiyuan (the Share Offer), to acquire all the outstanding convertible bonds of Huiyuan (the Convertible Bond Offer) and to cancel all the outstanding share options of Huiyuan (the Option Offer and, together with the Share Offer and the Convertible Bond Offer, the Offers), substantially on the terms of the draft announcement attached as Schedule 3 to this Deed (the Announcement) or on such other terms as may be agreed between the Offeror and Huiyuan or as may be required to comply with the requirements of the Securities and Futures Commission of Hong Kong (the SFC), the Hong Kong Code on Takeovers and Mergers (the Code), The Stock Exchange of Hong Kong Limited (the Stock Exchange) or the Rules Governing the Listing of Securities on the Stock Exchange (the Listing Rules). This Deed sets out the terms and conditions on which the Shareholder will accept the Share Offer when it is made and sets out certain undertakings to be given by the Offeror to the Shareholder. The Guarantor has agreed to guarantee the performance by the Shareholder of its obligations under this Deed.

A reference in this Deed to the Offers, the Share Offer, the Convertible Bond Offer or the Option Offer also includes any new, increased, renewed or revised offers made by or on behalf of the Offeror to acquire shares in Huiyuan, to acquire the outstanding convertible bonds of Huiyuan or to cancel the share options of Huiyuan, as the case may be, provided that the terms of such offers are no less favourable to acceptors than the terms set out in the Announcement.

Terms defined in Schedule 1 hereto shall have the same meaning in this Deed.

Dealings and undertakings

1.                                       The Shareholder undertakes to the Offeror that before the Offers close, lapse or are withdrawn, it shall not:

(a)                                  sell, transfer, Encumber, or otherwise dispose of any interest in any Relevant Shares or any Convertible Bonds, other than pursuant to its acceptance of the Share Offer or the Convertible Bond Offer;

(b)                                 accept any other offer in respect of the Relevant Shares or the Convertible Bonds;

(c)                                  vote in favour of any resolution to approve any scheme of arrangement of Huiyuan which is proposed in competition with the Offers; or

(d)                                 except upon exercise of its rights of conversion under the Convertible Bonds, acquire, and shall not permit any person acting in concert with it, to acquire any Shares or any warrants, options, subscription rights or other rights to subscribe for, acquire or convert into such Shares or any interest therein or agree to do so without the prior written consent of the Offeror.

2.                                       The Guarantor undertakes to the Offeror that before the Share Offer closes, lapses or is withdrawn, it shall not, and shall procure that none of his Affiliates shall, enter into any contract or arrangement with any Group Company without the prior written consent of the Offeror, except: (i) pursuant to and in accordance with the terms of any existing contract between the Guarantor and/or any of his Affiliates and a Group Company; and (ii) for contracts or arrangements entered into in the ordinary course of business of the Group and on normal arms’ length commercial terms and which would be treated as de minimis transactions under Rule 14A.31 of the Listing Rules.

Undertaking to accept the Offers

3.                                       In consideration of the Offeror’s undertakings in paragraph 5, the Shareholder undertakes to the Offeror that it:

(a)                                  shall accept the Share Offer in respect of the Relevant Shares in accordance with the procedure for acceptance set out in the formal offer document to be issued by or on behalf of the Offeror and Huiyuan in connection with the Offers (Composite Document) not later than seven days after the Offeror posts the Composite Document to Huiyuan shareholders;

(b)                                 shall use its reasonable efforts to cause HKSCC Nominee Limited (HKSCC) to accept the Share Offer in accordance with the procedure for acceptance set out in the Composite Document not later than seven days after the Offeror posts the Composite Document;

(c)                                  shall not withdraw any acceptances of the Share Offer and will use its reasonable efforts to cause HKSCC not to do so;

(d)                                 shall sell the Relevant Shares free of any Encumbrance and together with all rights of any nature attaching to those Shares, including the right to all dividends, and other distributions, declared, made or paid on or after the date of the Announcement; and

(e)                                  shall, once the Share Offer has become or has been declared unconditional in all respects, take all steps required of it under the terms of the Convertible Bonds to convert all its Convertible Bonds into Shares and:

(i)                                     upon becoming the registered holder of such Shares, it shall accept the Share Offer in respect of all such Shares in accordance with the procedure for acceptance set out in the Composite Document not later than seven days after becoming the registered holder of such Shares;

(ii)           it shall not withdraw any acceptances of the Share Offer in respect of such Shares; and

(iii)          it shall sell such Shares free of any Encumbrance and together with all rights of any nature attaching to those Shares, including the right to all dividends, and other distributions, declared, made or paid on or after the date of the Announcement; or

(f)            if either: (i) upon the Share Offer becoming or being declared unconditional in all respects, there is insufficient time for it to convert the Convertible Bonds into Shares according to the timetable of the Offers as stipulated by the Code; or (ii) it is prevented or is unable to convert the Convertible Bonds into Shares for any other reason:

(i)            it shall accept the Convertible Bond Offer in respect of all the Convertible Bonds in accordance with the procedure for acceptance set out in the Composite Document not later than seven days after the Share Offer becomes or is declared unconditional in all respects;

(ii)           it shall not withdraw any acceptances of the Convertible Bond Offer; and

(iii)          it shall sell the Convertible Bonds free from any Encumbrance of any nature whatsoever and together with all rights of any nature attaching to those Convertible Bonds, including the right to all interest payments paid on or after the date of the Announcement.

Documentation

4.                                       The Shareholder and the Guarantor consent to:

(a)                                  this Deed and the Deed of Non-Competition being disclosed to the SFC and the Stock Exchange;

(b)                                 the inclusion of references to them, particulars of this Deed and of the Deed of Non-Competition, and their respective holdings of relevant securities of Huiyuan by them being included in the Announcement and the Composite Document; and

(c)                                  this Deed and the Deed of Non-Competition being made available for inspection as required by Note 1 to Rule 8 of the Code or the Listing Rules.

Offeror’s undertakings

5.                                       The Offeror agrees with the Shareholder and the Guarantor that:

(a)                                  it will make the Offers in accordance with the Announcement and the Announcement will be released substantially in the form attached (or in such other form as may be agreed between the Offeror and the Shareholder or as may be required to comply with the requirements of the SFC or the Stock Exchange) within ten Business Days of the date of this Deed(or such later date as the Offeror and the Shareholder may agree);

(b)                                 it shall, at its own cost, use all reasonable efforts to ensure that the Pre-Condition is fulfilled promptly after the date of the Announcement, and in any event, no later than the First Long Stop Date;

(c)                                  without prejudice to the generality of paragraph 5(b) above, it shall initiate contact with the relevant Governmental Authority relating to the satisfaction of the Pre-condition within seven days of the date of the Announcement with a view to making the PRC Antitrust Filing within 20 days of the date of the Announcement;

(d)                                 it shall not announce a change to the initial First Long Stop Date without the prior consent of the Shareholder; and

(e)                                  subject to the Share Offer becoming or being declared unconditional in all respects:

(i)            it shall procure that Huiyuan complies with its material obligations under the Supply Contract;

(ii)           it undertakes that, throughout the term of the Supply Contract, neither it nor any of its Affiliates, including the Group Companies, will invest or acquire any interest, whether direct or indirect, in any business or operation in the People’s Republic of China that competes with the Upstream Business, provided nothing in this sub paragraph 5(e)(ii) shall affect any existing investment or investments which it or its Affiliates has as at the date of this Deed; and

(iii)          it confirms that it is its current intention that the brand name “Huiyuan” will continue to be used in the juice business in the PRC of the Offeror and its Affiliates.

Co-operation in relation to Pre-Condition

6.                                       The Offeror, the Shareholder and the Guarantor shall, and, in the case of the Shareholder and the Guarantor, shall use all reasonable efforts to procure that Huiyuan shall, use all reasonable endeavours to co-operate with each other in any dealings with or submissions to any Governmental Authority in connection with the Share Offer to ensure that the Pre-Condition is satisfied promptly after the date of the Announcement and, in connection with such co-operation, the Offeror, the Shareholder and the Guarantor agree that:

(a)                                  each party shall notify the other parties and their advisers (and provide copies or, in the case of non-written communications, details) of any requests from or other communications with any Governmental Authority relating to the Pre-Condition, provided that each party shall not be required to disclose to the other parties any confidential information or business secrets which have not previously been disclosed to such parties (such information to be exchanged only on a counsel-to-counsel basis by the parties’ advisers), and shall promptly comply with such requests;

(b)                                 each party shall consult and cooperate with the other parties and their advisers prior to the submission of any notifications, filings, presentations and memoranda, or other communication orally or in writing, of any responses, arguments, proposals and analyses to any Governmental Authority regarding the Pre-Condition and shall take into account any reasonable comments and requests of the other parties and their advisers, provided that each party shall not be required to disclose to the other parties any confidential information or business secrets which have not previously been disclosed to such parties (such information to be exchanged only on a counsel-to-counsel basis by the parties’ advisers);

(c)                                  all material discussions, telephone calls and meetings with a Governmental Authority regarding the Pre-Condition shall include representatives of the Offeror, Huiyuan and the Shareholder, or their advisers, to the extent that such discussions, telephone calls and meetings relate to information that is not confidential information or business secrets which have not previously been disclosed to the other parties (such information to be exchanged only on a counsel-to-counsel basis by the parties’ advisers); and

(d)                                 each party shall regularly review with the other parties and their advisers the progress of any notifications or filings submitted in order to satisfy the Pre-Condition with a view to obtaining clearance from any Governmental Authority at the earliest reasonable opportunity.

Warranties

7.                                       The Shareholder warrants to the Offeror in terms set out in Schedule 2 to this Deed (the Warranties) as at the date of this Deed and the Completion Date, by reference to the facts and circumstances existing as at such dates respectively.

8.                                       Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

9.                                       The Warranties are given subject to and are qualified by, any fact, matter or circumstance which has been Disclosed.

10.                                 The Shareholder undertakes to the Offeror that, as soon as reasonably practicable upon it becoming aware, between the date of this Deed and the Completion Date, of any fact, matter or circumstance relating to any member of the Group, which may constitute a breach of any of the Warranties as at the date of this Deed and/or would constitute a breach if they were repeated at the Completion Date by reference to the facts and circumstances then subsisting, it will promptly disclose in writing such fact, matter or circumstance to the Offeror.

11.                                 The liability of the Shareholder for any Claim shall be limited in the following manner:

(a)                                  the liability of the Shareholder for any Claim shall not exceed 41.53% of such Claim other than a Claim involving a breach of any statements set out under Part A of Schedule 2 to this Deed (the Title Warranties) provided that the maximum aggregate liability of the Shareholder arising from a breach of the Title Warranties together with all other Claims shall not exceed an amount equal to the Consideration received by the Shareholder under the Share Offer (or an equivalent amount in any other currency);

(b)                                 the Shareholder shall not be liable for any Claim unless the aggregate amount of the liability of the Shareholder for Claims brought against the Shareholder  exceeds HK$160,000,000 (or an equivalent amount in any other currency), in which event the Shareholder will be liable for the full amount and not just the excess;

(c)                                  the Shareholder shall not be liable in respect of a Claim unless the Offeror has given the Shareholder written notice of the Claim (stating in reasonable detail the nature of the Claim and, if practicable, the amount claimed) on or before the date which is eighteen months after the Completion Date;

(d)                                 any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn 6 months after the notice is given pursuant to paragraph 11(c) above, unless legal proceedings in respect of it have been commenced by being both issued and served. No new Claim may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn Claim;

(e)                                  if any Claim is based upon a liability which is contingent only, the Shareholder shall not be liable to pay unless and until such contingent liability gives rise to an obligation to make a payment (but the Offeror has the right under paragraph 11(c) above to give notice of that Claim before such time);

(f)                                    the Shareholder shall not be liable for any Claim to the extent that it would not have arisen but for, or has been increased or not reduced as a result of, any voluntary act, omission or transaction carried out after the Completion Date by the Offeror or any of its Affiliates (or its or their respective directors, employees or agents or successors in title) outside the ordinary and usual course of business of a Group Company as at the Completion Date;

(g)                                 the Offeror shall procure that all reasonable steps are taken to avoid or mitigate any loss or damage which it may suffer in consequence of any breach by the Shareholder of the terms of this Deed or any fact, matter, event or circumstance likely to give rise to a Claim;

(h)                                 the Shareholder shall not be liable in respect of any Claim to the extent that the amount of such Claim is covered by a policy of insurance effected by or for the benefit of the Group Companies;

(i)                                     the Shareholder shall not be liable for any Claim if and to the extent it is attributable to, or the amount of such Claim is increased as a result of: (i) any legislation not in force at the date of this Deed; (ii) any change of law (or any change in interpretation on the basis of case law), regulation, directive, requirement or administrative practice; or (iii) any change in the rates of taxation in force at the date of this Deed;

(j)                                     the Offeror shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one Claim; and

(k)                                  if a breach of the Warranties is capable of remedy, the Offeror shall only be entitled to compensation if it gives the Shareholder written notice of the breach and the breach is not remedied within 30 days after the date on which such notice is served on the Shareholder.

12.                                 Nothing in this Deed shall limit or exclude the liability of the Shareholder to the extent that such liability arises as a result of its own fraud.

13.                                 The Shareholder undertakes, if any Claim is made against it under this Deed, not to make any claim against any member of the Group or, except where such claim arises out of any fraudulent act by the person against whom the claim is to be made, any director, employee of the Group on which the Shareholder may have relied before agreeing to any terms of this Deed.

14.                                 The Guarantor warrants to the Offeror, as at the date of this Deed and the Completion Date, by reference to the facts and circumstances existing as at such dates respectively, that:

(a)                                  he has obtained or satisfied all regulatory and other approvals, and any other conditions, necessary to execute and perform his obligations under this Deed; and

(b)                                 the execution and delivery by him of this Deed, and the performance and completion of this Deed by him:

(i)            will not infringe any applicable laws;

(ii)           will not result in any breach of the terms of, or constitute a default under, any instrument, agreement or governmental, regulatory or other judgment, decree or order to which he is a party or by which he is bound; and

(iii)          will not conflict with any certificates, licences or permits he holds that enables him to carry on any business or operations operated by him; and

(c)                                  this Deed constitutes legal, valid and binding obligations of him enforceable in accordance with its terms.

15.                                 Each of the Shareholder and the Guarantor acknowledges that the Offeror has entered into this Deed in reliance upon the Warranties and the warranties set out in paragraph 14.

Termination

16.                                 This Deed shall automatically terminate if:

(a)                                  the Announcement is not released within ten Business Days of the date of this Deed (or such later date as the Offeror and the Shareholder may agree);

(b)                                 the Offers are not made (by posting of the Composite Document) by the Latest Despatch Date;

(c)                                  the Offers include any material terms or are subject to any conditions other than those set out in the draft of the Announcement; or

(d)                                 the Share Offer lapses or is withdrawn.

17.                                 Termination of this Deed shall be without prejudice to a party’s accrued rights and remedies, obligations and liabilities under this Deed as at the date of such termination.

Guarantee

18.                                 In consideration of the Shareholder entering into this Deed at the request of the Guarantor, the Guarantor hereby unconditionally and irrevocably guarantees to the Offeror, as primary obligations of it:

(a)                                  the due and punctual performance and observance by the Shareholder of its obligations, commitments and undertakings under this Deed; and

(b)                                 if and whenever the Shareholder shall be in default in the payment of any amount payable under or in connection with this Deed or of any damages for breach of the same or any of the Warranties or any other warranties, representations or undertakings contained herein after being given notice to that effect by the Offeror, to pay to the Offeror all such amounts that are payable by the Shareholder as though the Guarantor instead of the Shareholder was expressed to be the principal debtor.

19.                                 The liability of the Guarantor under this Deed shall not be released or diminished by any arrangements or alterations of terms or any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time or other indulgence for such performance.

20.                                 The guarantee under paragraph 18 is to be a continuing security to the Offeror for all obligations, commitments and undertakings on the part of the Shareholder under this Deed. Any amount not paid by the Shareholder and not recoverable from the Guarantor on the basis of a guarantee (whether because of any legal limitation, disability or incapacity on the part of the Shareholder or any other matter or thing whether known to the Offeror or not) shall nevertheless be recoverable from the Guarantor on the basis of an indemnity.

21.                                 As a separate and independent obligation, the Guarantor undertakes, as principal obligor and not only as surety, that in the event the Shareholder does not perform in full its obligations, commitments and undertakings under this Deed, the Guarantor will itself then duly and punctually perform the obligations, commitments and undertakings of the Shareholder under this Deed as if all such obligations, commitments and undertakings were obligations, commitments and undertakings of the Guarantor.

Appointment of attorney

22.                                 In order to secure the performance of the Shareholder’s obligations under paragraph 3, the Shareholder hereby irrevocably appoints any director for the time being of the Offeror to be its attorney and agent in its name and on its behalf to execute a form or forms of acceptance and/or such other documents and do such other acts and things as may be necessary to accept (or procure the acceptance of) the Offers in respect of the Relevant Shares and/or the Convertible Bonds PROVIDED THAT such director shall only be authorised to execute such documents and perform such actions on the Shareholder’s behalf if the Shareholder has failed to comply with its obligations under paragraph 3.

Further assurance

23.                                 At any time after the date of this Deed, each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, execute such documents and do such acts and things as any other party may reasonably require for the purpose of giving that party the full benefit of all the provisions of this Deed in their favour.

Undertaking survives

24.                                 The Warranties, the warranties under paragraph 14 and all other provisions of this Deed, insofar as the same shall not have been performed upon the Completion Date, shall remain in full force and effect.

General

25.                                 This Deed may be executed in any number of separate counterparts, each of which is an original but all of which together shall constitute one and the same instrument.

26.                                 The failure to exercise or delay in exercising a right or remedy provided by this Deed or by law does not impair or constitute a waiver of the right or remedy or an impairment of a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided under this Deed or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

27.                                 If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that shall not affect:

(a)                                  the legality, validity or enforceability in that jurisdiction of any other provision of this Deed; or

(b)                                 the legality, validity or enforceability under the law of any other jurisdiction of that or another provision of this Deed.

28.                                 Each party agrees that, if it fails to perform or breaches any of the obligations under this Deed, damages may not be an adequate remedy and accordingly, the parties to whom any such unperformed or breached obligation is owed shall be entitled to the remedy of specific performance.

Notices

29.                                 A notice or other communication under or in connection with this Deed (a Notice) shall be in writing; in the English language; and delivered personally or sent by registered post (or air mail if overseas) or by fax to the party due to receive the Notice to the address set out in paragraph 31.

30.                                 Unless there is evidence that it was received earlier, a Notice is deemed given if:

(a)                                  delivered personally, when left at the address referred to in paragraph 31;

(b)                                 sent by mail, except air mail, two Business Days after posting it;

(c)                                  sent by air mail, six Business Days after posting it; and

(d)                                 sent by fax, when confirmation of its error-free transmission has been recorded by the sender’s fax machine,

provided that in each case where delivery by hand or by fax occurs after 6:00 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9:00 a.m. on the next following Business Day. References to time in this paragraph 30 are to local time in the country of the addressee.

31.                                 For the purposes of paragraphs 29 and 20, Notices should be sent as follows:

(a)                                  in the case of the Offeror, to the Offeror, c/o The Coca-Cola Company, NAT 456, P.O. Box 1731, Atlanta, Georgia 30301, United States of America or on fax number 1-404-598-7791, marked for the attention of Vice President and Director of Mergers and Acquisitions;

(b)                                 in the case of the Shareholder, to the Shareholder at Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands or on fax number +8610 6048 9047, marked for the attention of Mr. Zhu Xinli; and

(c)                                  in the case of the Guarantor, to the Guarantor at c/o Beijing Huiyuan Beverage & Food Group Limited, Beixiaoying Town, Shunyi District, Beijing, PRC or on fax number +8610 6048 9047.

Governing law and arbitration

32.                                 This Deed shall be governed by and construed in accordance with the laws of Hong Kong.

33.                                 Any dispute or claim arising out of or in connection with or relating to this Deed (a Dispute), or the interpretation, breach, termination or invalidity of this Deed including the validity, scope and enforceability of this arbitration provision, shall be finally resolved by arbitration in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (HKIAC) in accordance with the UNCITRAL Arbitration Rules and the HKIAC Procedures for the Administration of International Arbitration in force at the date of this Deed (the UNCITRAL Arbitration Rules and the HKIAC Procedures collectively referred to as the Arbitration Rules). There shall be three arbitrators (the Arbitration Board). If there are only two parties to the arbitration, each party shall appoint one arbitrator and the two arbitrators so appointed shall appoint the third arbitrator, who shall serve as the presiding arbitrator of the Arbitration Board. If there are more than two parties to the arbitration, the parties shall endeavour to agree on the procedure for appointing the arbitrators and if within thirty (30) days of receipt of the Notice of Arbitration, the parties have not reached an agreement on the procedure for appointing the arbitrators, all the arbitrators shall be appointed by the HKIAC as soon as practicable upon the receipt of a party’s request to the HKIAC. The parties shall not be limited in their selection of arbitrators to any prescribed list; however, all arbitrators shall be impartial and independent.

34.                                 The arbitration proceedings shall be conducted and the award shall be rendered in English (with a simultaneous translation of the proceedings into Chinese if so requested by any party). If the Arbitration Rules are in conflict with the provisions of this section, including the provisions concerning the appointment of arbitrators, the provisions of this section shall prevail. The arbitrators shall decide any Dispute submitted by the parties to the arbitration in accordance with the governing law specified in paragraph 32. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

35.                                 The parties to the Dispute agree to facilitate the arbitration by: (i) cooperating in good faith to expedite, the conduct of the arbitration; (ii) conducting arbitration hearings to the greatest extent possible on successive Business Days; and (iii) using their best efforts to observe the time periods established by the Arbitration Rules or by the Arbitration Board for the submission of evidence and briefs.

36.                                 In order to facilitate the comprehensive resolution of related Disputes, all claims that arise under or in connection with this Deed may be brought in a single arbitration. Upon the request of any party to such arbitration, the Arbitration Board for such proceeding shall be entitled to consolidate any arbitration proceeding constituted under this Deed with any other arbitration proceeding constituted under this Deed,  if the Arbitration Board determines that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. No such consolidation shall take place unless the parties to all the relevant arbitrations are identical. In the event of different rulings on consolidation by the Arbitration Board constituted hereunder and another Arbitration Board constituted under this Deed, the ruling of the Arbitration Board constituted first in time shall control. Such

Arbitration Board shall serve as the tribunal for any consolidated arbitration, and shall have the power to make all orders consequential upon and for the purposes of facilitating the consolidation of the arbitrations, including orders as to costs.

37.                                 The costs and expenses of the arbitration, including the fees of the Arbitration Board, shall be borne equally by each party to the Dispute, and each party shall pay its own fees, disbursements and other charges of its counsel; provided that the Arbitration Board shall have the right to allocate the costs and expenses between each party as the Arbitration Board deems equitable.

38.                                 The award of the Arbitration Board shall be final and binding upon the disputing parties, and any party to the Dispute may apply to a court of competent jurisdiction for enforcement of such award. Any party to the Dispute shall, prior to the appointment of the Arbitration Board, be entitled to seek preliminary injunctive relief, to prevent irreparable harm from any court of competent jurisdiction pending the constitution of the Arbitration Board. Without prejudice to such provisional remedies that may be granted by a national court, the Arbitration Board shall have full authority to grant provisional remedies, to order a party to seek modification or vacation of an injunction issued by a national court, and to award damages for the failure of any party to respect the Arbitration Board’s orders to that effect.

Yours faithfully,

Executed as a deed under the Common Seal of CHINA HUI YUAN JUICE HOLDINGS CO., LTD. affixed in the presence of:

/s/ Zhu Xin Li
Director

Signed, sealed and delivered by MR. ZHU XINLI in the presence of:

Witness

AGREED AND ACCEPTED BY:

Executed as a deed by	Paul Etchells
as attorney for ATLANTIC INDUSTRIES in the presence of:

/s/ Paul Etchells
Signature of attorney

Signature of Witness

Name (print)

SCHEDULE 1

DEFINITIONS

In this Deed:

Affiliate means, with respect to any Person, any other Person Controlling, Controlled by, or under common Control with such Person, and with respect to an individual Person, means that individual’s relative, that is any spouse and any child (including adopted child and step-child), as well as any entity which is Controlled by any of the foregoing acting singly or together as well as such entity’s Affiliates;

Business Days means a day on which banks are open for the transaction of normal banking business in Hong Kong and in the PRC (excluding Saturday and Sunday);

Claim means any claim by the Offeror for a breach of the Warranties;

Completion Date means the date on which the Share Offer becomes or is declared unconditional in all respects;

Consideration means HK$7,442,000,000, representing HK$12.20 per Relevant Share;

Control of a Person means: (i) with respect to a corporate Person, direct or indirect ownership of more than thirty percent of the outstanding voting securities of such corporate Person or the ability to appoint more than one-third of the directors of the board or equivalent governing body of such Person or the ability to direct or cause the direction of the management and policies of such Person; (ii) with respect to a non-corporate Person, the comparable voting interest (as set forth in (i) above) for such non-corporate Person; (iii) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person; or (iv) the operational or practical control of a Person; and the terms Controls, Controlling and Controlled shall have corresponding meanings PROVIDED THAT, in the case of the reference to Affiliates in paragraph 5(e)(ii) only, it means (v) with respect to a corporate Person, direct or indirect ownership of more than fifty percent of the outstanding voting securities of such corporate Person or the ability to appoint more than one-half of the directors of the board or equivalent governing body of such Person or the ability to direct or cause the direction of the management and policies of such Person; (vi) with respect to a non-corporate Person, the comparable voting interest (as set forth in (v) above) for such non-corporate Person; (vii) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person; or (viii) the operational or practical control of a Person; and the terms Controls, Controlling and Controlled shall, in connection with the reference to Affiliates in paragraph 5(e)(ii) only, have corresponding meanings;

Convertible Bonds means the US$6,000,000 of series A2.5 per cent. Convertible bonds due 2011 of face value US$1,000 each issued by Huiyuan and held by the Shareholder;

Data Room means the electronic data room established by Huiyuan containing certain documents and information relating to the Group and/or the Offers virtually hosted and maintained by Merrill DataSite and downloaded in its entirety onto duplicate CD-ROMs which have been initialed for identification purposes by representatives of the Offeror and the Shareholder;

Deed of Non-Competition means the deed to be entered into on or about the date of this Deed by the Guarantor in favor of the Offeror and Huiyuan pursuant to which the Guarantor has undertaken that he will not, and that he will procure that none of his Affiliates will, for a period of two years from the Completion Date, directly or indirectly, carry on, participate or be interested or engaged in or acquire or hold any business in the PRC which is or may be in competition with the business of Huiyuan;

Disclosed means fairly disclosed:

(A)                              in this Deed; and

(B)                                in any of the documents and information in the Data Room;

Encumbrance means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, or other encumbrance or security interest having similar effect;

Executive means the Executive Director of the Corporate Finance Division of the SFC;

First Long Stop Date means the date which is 90 days after the date of the Announcement, which date shall be automatically extended to the date which is 200 days after the date of the Announcement if the Pre-Condition is not satisfied before such date (or any other date as may be announced by the Offeror and approved by the Executive and the Shareholder);

Governmental Authority means any national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority in the PRC;

Group means Huiyuan and its subsidiaries, and member of the Group shall be construed accordingly;

Group Company means Huiyuan or a subsidiary of Huiyuan;

HK$ means Hong Kong dollars, the lawful currency of Hong Kong;

Hong Kong means the Hong Kong Special Administrative Region of the PRC;

Latest Despatch Date means the later of 21 days after the date of the Announcement and the date which is 7 days after the Pre-Condition is satisfied (or such later date to which the Executive, at the request of the Offeror, may consent);

Listing Rules means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

Person means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organisation, Governmental Entity or any other entity;

PRC means the People’s Republic of China;

PRC Antitrust Filing means the submission of the formal notification pursuant to The Antitrust Laws of the PRC to The Ministry of Commerce of the PRC, Department of Treaty and Law, Antimonopoly Investigations Office in connection with the Share Offer;

Pre-Condition means the pre-condition to the making of the Share Offer as described in the Announcement;

Relevant Shares means 610,000,000 Shares directly or indirectly owned by the Shareholder and representing 41.53% of Huiyuan’s entire issued share capital as at the date of this Deed (which expression shall include any other Shares issued after the date of this Deed and attributable to or derived from the Relevant Shares);

Shares means the ordinary shares of US$0.00001 each in the share capital of Huiyuan;

Supply Contract means the raw materials purchase and recyclable containers sales agreement entered into between Huiyuan and Beijing Huiyuan Beverage & Food Group Co., Ltd. and Beijing Huiyuan Juice & Beverage Co., Ltd. on 31 March 2008;

Upstream Business means the business carried on as at the date of this Deed by certain Affiliates of the Guarantor (but not any Group Companies) relating to the production, supply and distribution of recyclable containers, external packaging and raw materials for juice production; and

US$ means dollars of the United States of America, the lawful currency of the United States of America.

SCHEDULE 2

WARRANTIES

In this Schedule 2:

Accounts means the audited consolidated balance sheet, profit and loss account and cashflow statement of Huiyuan, in each case, as at and for the period ended on the Accounts Date, together with the auditors’ reports and directors’ reports on and the notes to such accounts;

Accounts Date means 31 December 2007;

Applicable Laws means, with respect to any Person, any laws, rules, regulations, guidelines, directives, judgments, decrees, order, notices, rulings or decisions of any governmental or regulatory authority or stock exchange that is applicable to such Person;

Intellectual Property means trade marks, internet domain names, service marks and all rights in trade, business and company names including (insofar as the foregoing rights are obtainable by registration) applications for registration of the Group Companies;

Intellectual Property Rights means all Intellectual Property owned or used by any Group Company in or in connection with its business; and

Tax means any form of taxation and any levy, duty, charge, contribution, withholding or impost in the nature of taxation (including any related fine, penalty, or interest) imposed, collected or assessed by, or payable to a Tax Authority; and Tax Authority means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function.

In this Schedule 2, a reference to “so far as the Shareholder is aware” or any similar reference shall include the knowledge of the Guarantor.

PART A

1              RELEVANT SHARES AND CONVERTIBLE BONDS

1.1           Save as Disclosed, the Shareholder is entitled to sell and transfer, or procure the sale and transfer of, the full legal and beneficial ownership of the Relevant Shares and the Convertible Bonds to the Offeror pursuant to and in accordance with the terms and conditions of the Share Offer and the Convertible Bond Offer, free from Encumbrances and with all rights attaching thereto as at the date of the Offers (including the right to all dividends, and other distributions, if any, declared, made or paid after the date of the Announcement) and thereafter.

1.2           The Relevant Shares have been validly allotted and issued and are fully paid or credited as fully paid and are all the Shares legally or beneficially owned by the Shareholder.

1.3           Other than as Disclosed, neither the Shareholder nor any of its Affiliates has any interest in any securities of Huiyuan or any rights to subscribe for, purchase or otherwise acquire any such securities.

1.4           The Shareholder is the registered holder and beneficial owner of the Convertible Bonds.

PART B

2.             CAPACITY AND AUTHORITY OF SHAREHOLDER

2.1                                 The Shareholder:

(A)                              has been duly incorporated and constituted, and is legally subsisting under the laws of its place of incorporation;

(B)                                has the requisite power and authority to enter into, and to perform its obligations under, this Deed; and

(C)                                has obtained or satisfied all corporate, regulatory and other approvals, and any other conditions, necessary to execute and perform its obligations under this Deed.

2.2                                 The execution and delivery by the Shareholder of this Deed, and the performance and completion of this Deed by the Shareholder:

(A)                              subject to satisfaction of the Pre-Condition, will not infringe any Applicable Laws;

(B)                                will not result in any breach of the terms of, or constitute a default under, its constitutional documents or any instrument, agreement or governmental, regulatory or other judgment, decree or order to which the Shareholder is a party or by which it is bound; and

(C)                                will not conflict with any of its certificates, licences or permits that enable it to carry on the business or operations operated by it.

2.3                                 This Deed constitutes legal, valid and binding obligations of the Shareholder enforceable in accordance with its terms.

3.                                      CHANGES SINCE THE ACCOUNTS DATE

3.1                                 Since the Accounts Date:

(A)                              no Group Company has, save as Disclosed, created, allotted, issued, acquired, repaid or redeemed any share or loan capital (or made any agreement or arrangement or undertaken any obligation to do any of those things);

(B)                                there has been no material adverse change in the turnover, or the financial or trading position, of any Group Company which would be material in the context of the Group taken as a whole;

(C)                                no Group Company has entered into any material contract outside the ordinary course of business consistent with past practice;

(D)                               no Group Company has declared or paid any dividend or made any distribution of assets, capital or profits; and

(E)                                 other than in the ordinary course of its business and on arm’s length terms, no Group Company has acquired or disposed of, or agreed to acquire or dispose of, an asset of a value in excess of HK$50 million.

4.                                      INFORMATION

The Shareholder is not aware of any unpublished information relating to the affairs, business or property of Huiyuan or any Group Company which has or which might reasonably be expected to have a materially adverse effect on the future profitability of the Group taken as a whole, or has or might reasonably be expected to have a material adverse effect on the net asset value of the Group taken as a whole, in each case when compared to the position of the Group as at the Accounts Date.

5.                                      INTELLECTUAL PROPERTY

5.1                                 The Intellectual Properties Disclosed are all the material Intellectual Properties of the Group.

5.2                                 The Intellectual Properties used by or in connection with the business of the Group are Intellectual Properties which a Group Company is the registered owner or applicant for registration. Such Intellectual Properties are owned by the relevant Group Company free of any Encumbrances.

5.3                                 Except as Disclosed, no Group Company has granted or is obliged to grant a licence, assignment or security interest in respect of any of the material Intellectual Property Rights referred to in paragraphs 5.1 and 5.2.

6.                                      PROPERTY

6.1                                 All properties Disclosed and/or used by or in connection with facilities Disclosed (the Properties) comprise all of the land and premises vested in, occupied or used by, or in the possession, of the Group Companies.

6.2                                 A Group Company either possesses good and unencumbered land use rights over, or good marketable title to, or has a valid and legal right to use, all the Properties.

7.                                      LICENCES AND CONSENTS

7.1                                 Save as Disclosed, all material licences, consents and other permissions and approvals required for or in connection with the carrying on of the business now being carried on by each Group Company, including business licences, industrial production permits, sanitation permits and waste discharge permits (Licences):

(A)                              have been obtained and are in full force and effect; and

(B)                                except as Disclosed, are not limited in duration or subject to onerous conditions.

7.2                                 All reports, returns or information required by law or as a condition of any Licences to be made or given to any Person or authority in connection with the business of any Group Company have been made or given to the appropriate Person or authority.

7.3                                 There is no circumstance which indicates that any Licences may be varied, revoked or not renewed, or which may confer a right of variation or revocation.

8.                                      COMPLIANCE WITH LAWS

Each Group Company is carrying on its business and operations so that there have been no breaches of Applicable Laws (including Applicable Laws in relation to Tax) in any material respect which has had or is reasonably likely to have a material adverse effect upon its assets or business.

9.                                      ENVIRONMENTAL

9.1                                 For the purpose of this paragraph 9, the following terms shall have the following meanings:

Environmental Law means all or any laws, and any relevant code of practice, guidance, note, standard or other advisory material issued by any Governmental Authority which from time to time relates to the protection of human health or the environment or natural resources or the conditions of the workplace or the generation, use, management, transportation, storage, treatment or disposal of Hazardous Material;

Environmental Permits means all authorisations or agreements required under Environmental Law in relation to the carrying on of the business of any member of the Group or the occupation or use of the Properties or Former Properties;

Former Properties means any land or premises or interest formerly owned or occupied by any member of the Group;

Hazardous Material means any pollutant, or any hazardous, toxic, radioactive, noxious, corrosive or caustic substance (whether in solid, liquid or gaseous form) which alone or in combination with others is capable of causing harm to the environment; and

Waste includes any unwanted or surplus substance irrespective of whether it is capable of being recycled or recovered or has any value.

9.2                                 Each member of the Group has complied in all material respects with applicable Environmental Law.

9.3                                 Save as Disclosed, each member of the Group has obtained all necessary Environmental Permits (all of which are valid and subsisting) and each member of the Group has complied in all material respects with all terms, conditions and limitations in all Environmental Permits.

9.4                                 No Environmental Permit may be revoked, modified or suspended as a result of the acquisition by the Offeror of the Relevant Shares pursuant to the Share Offer.

9.5                                 No circumstance exists, nor so far as the Shareholder is aware is likely to arise, which could make it impossible, difficult or require material expenditure (other than in the normal course of business consistent with past practices) for the Group to comply with the conditions or limitations in any Environmental Permits in the future or may result in any such Environmental Permits in the future not being extended, renewed, granted or (where necessary) transferred and no member of the Group has received any communication revoking, suspending, alleging non-compliance, modifying or varying any of the Environmental Permits or is not aware of any circumstances which might give rise to any such communication being received.

9.6                                 No member of the Group is engaged in any litigation, arbitration, administrative or criminal proceedings or negotiations with any Person or Governmental Authority relating to Environmental Law or its enforcement and (so far as the Shareholder is aware) no litigation, arbitration, administrative or criminal proceedings or negotiations with any Person or Governmental Authority relating to any actual or potential liability under or non-compliance with Environmental Law are pending, threatened or envisaged by or against any member of the Group.

9.7                                 So far as the Shareholder is aware, there are no Hazardous Materials present at, on, in or under the Properties save where stored or used in full compliance with Environmental Law.

9.8                                 No member of the Group is responsible (wholly or in part) for any clean up or other corrective action in relation to any Properties or Former Properties or activities or operations undertaken or formerly undertaken by a member of the Group and is not subject to any investigation or inquiry by any Governmental Authority and has not received any communication regarding clean up of any Properties or Former Properties.

9.9                                 All reports resulting from all environmental or health and safety investigations, audits, appraisals, policies or assessments undertaken or commissioned by a member of the Group relating to a member of the Group’s operations, plant, equipment, Properties or Former Properties have been provided to the Offeror and, so far as the Shareholder is aware, any such investigation, audit or appraisal or assessment was carried out competently and the contents of any such reports are correct in all material respects, do not contain material omissions and where recommendations have been made, these have been complied with in all material respects.

10.                               PRODUCT LIABILITY

10.1                           There is no material claim in respect of Product Liability outstanding or (so far as the Shareholder is aware) threatened against or expected by the Group in relation to its business and (so far as the Shareholder is aware) there are no circumstances which are likely to give rise to any such claim. For this purpose, Product Liability means a liability arising out of death, personal injury or damage to property caused by a defective product or defective services sold, supplied or provided by any member of the Group in the course of its business on or prior to the date of this Deed.

10.2                           So far as the Shareholder is aware, no member of the Group has manufactured, sold or supplied any product or service, a significant portion of which:

(A)          is, was or will become, in any material respect, faulty or defective;

(B)          does not comply in any material respect with any warranty or representation, express or implied, made by or on behalf of any member of the Group in respect of it or with all Applicable Laws; or

(C)          was sold or supplied on terms that any member of the Group accepts an obligation to service or repair or replace such products after delivery.

11.                               LITIGATION

11.1                           No Group Company is engaged in any capacity in any significant litigation, arbitration, prosecution or other legal proceedings, which has had or is reasonably likely to have, in each case, a material adverse effect to the Group involving an amount in excess of HK$5 million.

11.2                           There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency against any Group Company, which has had or is reasonably likely to have, in each case, a material adverse effect to the Group involving an amount in excess of HK$5 million.

12.                               CONSEQUENCES OF THE OFFERS

12.1                           The completion of the Offers will not:

(A)                              cause any member of the Group to lose the benefit of any licence, consent, permit, approval or authorisation (public or private) or any right or privilege it presently enjoys or relieve any Person of any obligation to any member of the Group (whether contractual or otherwise) or enable any Person to determine any such obligation or any contractual right or benefit now enjoyed by any member of the Group or to exercise any right whether under an agreement with any member of the Group or otherwise;

(B)                                save in respect of those loan facilities of the Group that have been Disclosed, result in any present or future indebtedness of any member of the Group becoming due or capable of being declared due and payable prior to its stated maturity;

(C)                                save as Disclosed, give rise to or cause to become exercisable any right of pre-emption;

(D)                               result in a breach of, or constitute a default under, any provision of the memorandum or articles of association or other constitutional documents of any member of the Group;

(E)                                 result in a breach of, or constitute a default under any order, judgment or decree of any Governmental Authority by which any member of the Group is bound or subject; or

(F)                                 save in respect of those loan facilities of the Group that have been Disclosed, result in a breach of, or constitute a default under the terms, conditions or provisions of any agreement, understanding, arrangement or instrument (including, but not limited to, any of any member of the Group’s contracts).

SCHEDULE 3

ANNOUNCEMENT